EXHIBIT 23

Consent of Ernst & Young LLP, Independent Auditors

      We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-58599) pertaining to the Burr-Brown Corporation 1993 Stock Incentive Plan and 1998 Employee Stock Purchase Plan and in the Registration Statement (Form S-8, No. 33-12185) pertaining to the Burr-Brown Corporation Future Investment Trust of our report dated January 17, 2000, with respect to the consolidated financial statements of the Company included in the Annual Report (Form 10-K) for the year ended December 31, 1999.

      Our audits also included the financial statement schedule of Burr-Brown Corporation listed in Item 14(a). This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Tucson, Arizona

February 4, 2000